Exhibit 99.1

Karen Katen Joins IMS Health Board of Directors

DANBURY, Conn.--(BUSINESS WIRE)--March 30, 2015--IMS Health (NYSE:IMS) announced the appointment of Karen Katen to its board of directors, effective today. A senior pharmaceutical industry executive at Pfizer for more than three decades, Karen retired in 2007 as vice chairman of Pfizer Inc. and president of Pfizer Human Health.

“We are very fortunate to have Karen join our board,” said Ari Bousbib, IMS Health chairman and CEO. “Her extensive experience in life sciences, strong commitment to improving public health and proven leadership in developing and commercializing innovative medicines will be invaluable as we execute our growth strategy and deliver value for customers and shareholders.”

As president of Pfizer’s principal operating group, Pfizer Human Health, from 2005 to 2007, Katen was responsible for the global discovery, development and commercialization of prescription medicines, as well as delivery of innovative human health services. Under her leadership, Pfizer Human Health generated more than $45 billion in annual revenue and developed an industry-leading portfolio, with three of the world’s 25 top-selling medicines and seven therapeutic-area leaders.

Katen currently serves as a director on the boards of Air Liquide, Catamaran Corporation, Harris Corporation and The Home Depot. She chairs the RAND Health Board of Advisors and is a member of the Takeda Global Advisory Board and the Novo Nordisk Advisory Committee. She also serves as a senior advisor to Essex Woodlands, a growth equity healthcare investment company.

Katen holds BA and MBA degrees from the University of Chicago, where she serves as a trustee of the university and as a council member of the Booth School of Business.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One™ intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. More than 10,000 employees drive results for over 5,000 healthcare clients across 100 countries, drawing on information from 100,000 suppliers and insights from more than 55 billion healthcare transactions processed annually. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

CONTACT:
IMS Health
Media Relations
Tor Constantino, +1-484-567-6732
tconstantino@us.imshealth.com